News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER ANNOUNCES FIRST QUARTER 2004 RESULTS
-First Quarter 2004 Earnings Increase 67% from Year-Earlier Period-
-Fleet Management Operations and Acquisitions Drive Earnings Improvement-
-Full Year Earnings Forecast Raised-

     MIAMI, April 26, 2004 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced earnings of $35.0 million for the first quarter of 2004, up 67% compared with $20.9 million in the year-earlier period. Earnings per diluted share (EPS) were $0.53 for the three-month period ended March 31, 2004, compared with $0.33 in the first quarter of 2003. Revenue for the first quarter of 2004 was $1.21 billion, up 1.5% from $1.19 billion in the comparable period last year.

     The revenue increase for the quarter was led by the Fleet Management Solutions (FMS) business segment, which was up 4% compared with the first quarter of 2003. The first quarter 2004 revenue growth was driven primarily by the positive impact of acquisitions, continued improvement in the commercial rental product line, and favorable foreign exchange rates. Commercial rental revenue for the quarter increased 16% compared with the year-earlier period, marking the sixth consecutive quarter of year-over-year rental revenue improvement. These impacts were partially offset by the non-renewal of certain contracts and volume reductions in the Supply Chain Solutions (SCS) business segment.

     “Recent acquisitions in our Fleet Management Solutions business segment are demonstrating the earnings leverage that can be delivered to shareholders as a direct result of our transformation work over the past few years. Improved processes and a highly effective operating structure helped us to capitalize on synergies from the acquisitions and produce outstanding results sooner than expected,” said Ryder Chairman, President and Chief Executive Officer Greg Swienton. “The Fleet Management Solutions segment delivered strong revenue growth, which was helped by significantly accelerated growth in our already expanding commercial rental product line. This segment produced the best lease contract signings that Ryder has seen in the past three years, which should positively impact revenue in future quarters.”

     EPS in the first quarter of 2004 included a $0.01 credit from the sale of a facility not related to operations. EPS in the year-earlier period included a $0.02 non-cash charge related to the cumulative effect of a change in accounting for costs associated with the eventual retirement of long-lived assets (primarily related to components of revenue earning equipment), as required by the adoption of Statement of Financial Accounting Standards (SFAS) No. 143. Net earnings for the first quarter of 2004 totaled $35.0 million, or $0.53 per share, compared with a $19.8 million, or $0.31 per share, in the same period last year.

First Quarter Business Segment Operating Results

     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.

Fleet Management Solutions

     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, dry revenue (revenue excluding fuel) in the first quarter of 2004 was $663.1 million, up 4% compared with $635.0 million in the year-earlier period. Fuel revenue for the first quarter of 2004 increased 1% compared with the same period in 2003 due to higher volumes. Revenue comparisons benefited from acquisitions and favorable foreign currency exchange rates.

     Full service lease and programmed maintenance revenue for the first quarter of 2004 was 4% higher than the same period last year because of acquisitions and growth in international revenue. Ryder’s first quarter 2004 commercial rental revenue grew 16% from the year-earlier period. Revenue improvement was driven by better pricing and higher demand.

     The FMS business segment’s NBT increased 69% to $54.7 million in the first quarter of 2004, compared with $32.3 million in the same period of 2003. This increase was related primarily to acquisitions, better commercial rental performance and lower pension costs. Business segment NBT as a percentage of dry revenue was 8.2% in the first quarter of 2004 compared with 5.1% in the same quarter a year ago. First quarter 2004 NBT benefited approximately $4 million from certain acquisition-related expenses that were below their expected future run rates.

Supply Chain Solutions

     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, first quarter 2004 revenue totaled $321.1 million, down 4% from $334.2 million in the comparable period in 2003. The decrease in total revenue was due primarily to the non-renewal of certain customer contracts and volume reductions. First quarter 2004 operating revenue (revenue excluding freight under management) was $231.4 million, slightly up from $230.3 million in the comparable period a year ago.

     The SCS business segment’s NBT was $7.5 million in the first quarter of 2004, up from $7.3 million in the same quarter of 2003. Business segment NBT as a percentage of operating revenue was 3.2% in the first quarter of 2004, unchanged from the same quarter of 2003.

Dedicated Contract Carriage

     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistical engineering support.

     In the DCC business segment, first quarter 2004 revenue totaled $126.4 million, a decrease of 2% compared with $129.3 million in the first quarter of 2003. Operating revenue (revenue excluding freight under management) in the first quarter was $125.0 million, compared with $128.4 million in the year-earlier period. The revenue decrease was due primarily to the non-renewal of certain customer contracts.

     The DCC business segment’s NBT decreased in the first quarter of 2004 to $7.2 million compared with $7.8 million in the first quarter of 2003. Business segment NBT as a percentage of operating revenue was 5.8% compared with 6.1% in the same period of 2003.

Corporate Financial Information

Central Support Services

     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

     In the first quarter of 2004, CSS costs decreased to $48.8 million, from $53.9 million in the year-earlier period. This marked the 13th consecutive quarter of reduced CSS costs. The decreases were primarily due to reduced pricing on the purchase of information technology services.

Capital Expenditures

     Capital expenditures were $275.7 million in the first quarter of 2004, up 86% compared with $147.9 million in the same quarter of 2003. The increase in capital expenditures reflects planned higher vehicle replacements, primarily related to the rental product line. In addition, approximately $147 million was paid in the first quarter of 2004 in connection with Ryder’s previously announced acquisitions.

Leverage and Free Cash Flow

     On-balance-sheet debt as of March 31, 2004 increased by $29.9 million compared with year-end 2003. The leverage ratio for on-balance-sheet debt as of

March 31, 2004 was 133% compared with 135% at year-end. Total obligations to equity as of March 31, 2004 were 142%, down from 146% at year-end. Free cash flow for the first quarter of 2004 is estimated to be a negative $7.0 million compared with $65.0 million for the year-earlier period. The decline in free cash flow reflects the payments for acquisitions in 2004 as well as higher capital expenditures.

     Commenting on the Company’s corporate financial performance, Ryder Chief Financial Officer Tracy Leinbach stated, “Our strong financial position continues to give us more options and new opportunities to grow the business. Going forward, as planned, we expect higher levels of capital expenditure as required to support accelerated growth.”

Outlook

     “With sound business processes in place throughout the Company, we are well-positioned to achieve profitable growth through all of the options now available to us,” said Swienton. “Our recent acquisitions demonstrate our capacity to leverage our processes and infrastructure and serve significant numbers of additional customers with only modest increases in facilities and resources. In addition, the growth of transactional business accelerated during the quarter and we are now seeing increased demand in our full service lease offering. However, we have not experienced planned levels of contract signings and customer volumes in our Supply Chain Solutions and Dedicated Contract Carriage business. As we continue to take on new business, whether organically or through other means, we are confident in our ability to provide excellent customer service while delivering powerful earnings leverage for our shareholders. Given this combination of factors, we are forecasting second quarter EPS to be in the range of $0.66 to $0.70.”

     He continued, “We are increasing our full-year forecast to a range of $2.70 to $2.82, due primarily to better than expected returns from acquired operations, continuing strength in commercial rental and improving demand for our lease product.”

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the eighth consecutive year, Ryder was featured in the 2004 Fortune Most Admired Companies survey of corporate reputations. Ryder is ranked 87 in the InformationWeek 500 of leading business users of information technology in 2003. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the sixth consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2003 revenue of $4.8 billion, Ryder ranks 360th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities, changes in general economic conditions, availability of equipment, the Company’s ability to create operating synergies in connection with its recent FMS acquisitions and changes in government regulations. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impacts of such factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings Webcast is scheduled for Monday, April 26, 2004, from 11:00 a.m. to 12:00 noon (Eastern Time). Speakers will be Chairman, President and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.

ð	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 using the Passcode: RYDER and Conference Leader: BOB BRUNN. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG2646667 and Passcode: RYDER.

ð	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-839-1153 and use the Passcode: 0426, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended March 31, 2004 and 2003
(In millions, except per share amounts)

	Three Months

	2004	2003

Revenue	$1,212.3	1,194.4

Operating expense	542.8	515.1
Salaries and employee-related costs	307.0	312.7
Freight under management expense	91.1	104.9
Depreciation expense	175.0	140.3
Gains on vehicle sales, net	(6.3)	(4.3)
Equipment rental	25.7	73.7
Interest expense	24.4	22.1
Miscellaneous income, net	(2.3)	(2.5)
Restructuring and other recoveries, net	(1.1)	(0.3)

	1,156.3	1,161.7

Earnings before income taxes and cumulative effect of change in accounting principle	56.0	32.7
Provision for income taxes	(21.0)	(11.8)

Earnings before cumulative effect of change in accounting principle	35.0	20.9
Cumulative effect of change in accounting principle	—	(1.1)

Net earnings	$35.0	19.8

Earnings per common share — Diluted	$0.53	0.31

Weighted-average shares outstanding — Diluted	66.1	62.8

Supplemental earnings per share information:
Earnings before cumulative effect of change in accounting principle	$0.53	0.33
Cumulative effect of change in accounting principle	—	(0.02)

Net earnings	$0.53	0.31

Memo: EPS Impact of restructuring and other recoveries, net	$0.01	—

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	March 31,	December 31,
	2004	2003

Assets:
Cash and cash equivalents	$116.4	140.6
Other current assets	1,002.4	966.5
Revenue earning equipment, net	3,254.8	3,046.0
Operating property and equipment, net	500.8	506.9
Other assets	614.1	618.6

	$5,488.5	5,278.6

Liabilities and shareholders’ equity:
Current liabilities (including current portion of long-term debt)	$1,076.8	1,074.1
Long-term debt	1,580.5	1,449.5
Other non-current liabilities (including deferred income taxes)	1,446.0	1,410.6
Shareholders’ equity	1,385.2	1,344.4

	$5,488.5	5,278.6

SELECTED KEY RATIOS

	March 31,	December 31,
	2004	2003

Debt to equity	133%	135%
Total obligations to equity (a) *	142%	146%

	Three months ended
	March 31

	2004	2003

Return on average common equity (b)	11.7%	9.4%
Return on average assets (b)	2.9%	2.4%
Average asset turnover	94.2%	99.8%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting change.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended March 31, 2004 and 2003
(Dollars in millions)

		Three Months

	2004	2003	B(W)

Revenue:
Fleet Management Solutions:
Full service lease and programmed maintenance	$462.3	443.3	4.3%
Commercial rental	123.3	106.7	15.6%
Fuel	178.4	176.0	1.4%
Other	77.5	85.0	(8.8%)

Total Fleet Management Solutions	841.5	811.0	3.8%
Supply Chain Solutions	321.1	334.2	(3.9%)
Dedicated Contract Carriage	126.4	129.3	(2.2%)
Eliminations	(76.7)	(80.1)	4.2%

Total revenue	$1,212.3	1,194.4	1.5%

Business Segment Earnings:
Earnings before income taxes:
Fleet Management Solutions	$54.7	32.3	69.3%
Supply Chain Solutions	7.5	7.3	2.7%
Dedicated Contract Carriage	7.2	7.8	(7.7%)
Eliminations	(7.3)	(8.6)	15.1%

	62.1	38.8	60.1%
Unallocated Central Support Services	(7.2)	(6.4)	(12.5%)

Earnings before restructuring and other recoveries, net	54.9	32.4	69.4%
and income taxes Restructruring and and other recoveries, net	1.1	0.3	266.7%

Earnings before income taxes and cumulative effect of change in accounting principle	56.0	32.7	71.3%
Provision for income taxes	(21.0)	(11.8)	(78.0%)

Earnings before cumulative effect of change in accounting principle	35.0	20.9	67.5%
Cumulative effect of change in accounting principle	—	(1.1)	NA

Net earnings	$35.0	19.8	76.8%

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended March 31, 2004 and 2003
(Dollars in millions)

		Three Months

	2004	2003	B(W)

Fleet Management Solutions
Total revenue	$841.5	811.0	3.8%
Fuel revenue	(178.4)	(176.0)	1.4%

Dry revenue *	$663.1	635.0	4.4%

Segment net before tax earnings	$54.7	32.3	69.3%

Earnings before income taxes as % of total revenue	6.5%	4.0%

Earnings before income taxes as % of dry revenue *	8.2%	5.1%

Supply Chain Solutions
Total revenue	$321.1	334.2	(3.9%)
Freight Under Management (FUM) expense	(89.7)	(103.9)	(13.7%)

Operating revenue *	$231.4	230.3	0.5%

Segment net before tax earnings	$7.5	7.3	2.7%

Earnings before income taxes as % of total revenue	2.3%	2.2%

Earnings before income taxes as % of operating revenue *	3.2%	3.2%

Dedicated Contract Carriage
Total revenue	$126.4	129.3	(2.2%)
Freight Under Management (FUM) expense	(1.4)	(0.9)	55.6%

Operating revenue *	$125.0	128.4	(2.6%)

Segment net before tax earnings	$7.2	7.8	(7.7%)

Earnings before income taxes as % of total revenue	5.7%	6.0%

Earnings before income taxes as % of operating revenue *	5.8%	6.1%

*	Non-GAAP financial measure

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
Periods ended March 31, 2004 and 2003
(Dollars in millions)

FREE CASH FLOW RECONCILIATION

	Three Months

	2004	2003

Net cash provided by operating activities	$315.7	$156.4
Collections on direct finance leases	14.9	15.9
Sales of property and revenue earning equipment	85.8	40.0
Purchases of property and revenue earning equipment	(275.7)	(147.9)
Acquisitions	(146.9)	—
Other, net	(1.2)	0.5

Free cash flow *	$(7.4)	$64.9

DEBT TO EQUITY RECONCILIATION

	March 31,		December 31,
	2004	% to Equity	2003	% to Equity

On-balance sheet debt	$1,845.8	133%	$1,815.9	135%
PV of minimum lease payments and guaranteed residual values under operating leases for vehicles(a)	125.8		153.2

Total obligations *	$1,971.6	142%	$1,969.1	146%

(a)	Discounted at the interest rate implicit in the lease.

*	Non-GAAP financial measure